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                                                                    EXHIBIT 10.9

                           TRADEMARK LICENSE AGREEMENT

         This Agreement is made and entered into as of May 1, 2000, by andbetween HALLMARK LICENSING, INC. ("Hallmark") and ODYSSEY HOLDINGS L.L.C. ("Odyssey").

         WHEREAS, Hallmark is the owner of the trademarks "Hallmark Entertainment" (the "Entertainment Mark") and "Hallmark Hall of Fame" (the "Hall of Fame Mark") (collectively, Entertainment Mark and Hall of Fame Mark shall be the "Licensed Marks") in the United States; and

         WHEREAS, Odyssey desires to use the Licensed Marks on the terms and subject to the conditions specified herein; and

         WHEREAS, Hallmark desires to permit Odyssey to use the Licensed Marks subject to the terms and conditions herein provided, and not otherwise.

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto agree as follows:

         1. Service. The "Service" shall mean the distribution of a channel (or a network presenting a channel) of high-quality family oriented television programming of a characteristic, nature and quality consistent with the image of Hallmark Cards, Incorporated ("Hallmark Cards"), including that programming acquired pursuant to that certain Program License Agreement dated as of November 13, 1998 by and between Odyssey and Hallmark Entertainment Distribution Company (the "Program Agreement").

         2. Grant. Subject to the terms and conditions of this Agreement, Hallmark hereby grants to Odyssey:

                  a. The non-exclusive, royalty-free license to use the Entertainment Mark as part of the tag line, "A Henson and Hallmark Entertainment Network," adjacent to the Odyssey brand in connection with the promotion, sale and distribution of the Service, so long as Hallmark Cards directly or indirectly has voting control of Odyssey and provided that the Service continues to consist of high-quality family oriented programming.

                  b. The non-exclusive, royalty free license to use the Hall of Fame Mark in the United States solely in connection with the program title "THE COLLECTION - from the library of the Hallmark Hall of Fame" or such other title as may be approved by Hallmark from time to time for a time period regularly showing pictures previously broadcast as Hallmark Hall of Fames.

                  c. The non-exclusive royalty free license to use the Entertainment Mark in the United States in connection with the promotion and distribution of

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         movies acquired by Odyssey pursuant to the Program Agreement and constituting part of the Service.

         3. Limitations.

                  Licensee agrees that it will not use the Licensed Marks other than as specifically set forth in Section 2. In no event shall Odyssey be permitted to use the name "Hallmark" alone or combined with any other name except as herein provided or approved in advance in writing by the Branding Committee (hereinafter defined) or to abbreviate, shorten or otherwise alter the Licensed Marks nor shall it be permitted to emphasize "Hallmark" in different size, format, or boldness than the balance of the Licensed Marks. Odyssey agrees to that it will not use the Licensed Marks in its corporate name. Odyssey further agrees that it shall not enter into any agreements with third parties committing Odyssey to use the Licensed Marks beyond the term of this Agreement.

         4. Standards.

                  a. Odyssey acknowledges its familiarity with the high standards of quality and guidelines maintained by Hallmark for the use of the Licensed Marks and the name "Hallmark," and Odyssey agrees to faithfully maintain these same standards in connection with its programming of the Service, including but not limited to complying with the broadcast standards set forth on Schedule A, as amended by Hallmark from time to time and to provide high-quality family oriented television programming. Furthermore, Odyssey agrees to comply with any guidelines or rules for use of the Licensed Marks as Hallmark may in its sole discretion, from time to time, promulgate in order to protect the quality image and reputation which the Licensed Marks and the name "Hallmark" presently enjoy and such guidelines or rules shall be incorporated herein as a part of this Agreement.

                  b. Odyssey acknowledges that Hallmark Cards was founded in 1910, is a privately owned company which enjoys a stellar reputation for excellence, quality, adherence to high ethical and moral values, and whose brand "Hallmark" consistently rates in the top ten brands in the U.S. for consumer recognition, consumer trust and quality. Further, "Hallmark Hall of Fame" productions have won 78 Emmys over the past 40 years. Odyssey further acknowledges that Hallmark would not grant this trademark license (i) if its parent company, Hallmark Cards did not control Crown Media Holdings, Inc., the parent company of Odyssey and
         (ii) unless Hallmark Cards also controlled its wholly owned subsidiaries, Hallmark Entertainment, Inc., Hallmark Entertainment Productions, LLC and Hallmark Entertainment Distribution, LLC, which produce and distribute the pictures provided under the Program Agreement in connection with which this license is granted.

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                  c. Odyssey agrees to designate an individual at Odyssey's
         expense who will be responsible for monitoring the use of the Licensed Marks and ensuring that the Licensed Marks are utilized in accordance with this Agreement and that all required requests for approval are properly submitted to Hallmark.

         5. Approval. Odyssey agrees to comply with the brand identity standards of the branding committee established by Hallmark ("Branding Committee") which standards shall include, but not be limited to, logo, program headers, visual/verbal standards, uses and positioning of logo, application of logo to any marketing materials and uses in other media such as print advertising. Further, Odyssey agrees that programming on the Service shall also comply with the broadcast standards on Schedule A as amended by Hallmark from time to time. Odyssey shall, at the request of Hallmark, submit to Hallmark pictures, programs, film credits, press releases, advertising and promotional materials, and other materials utilizing the Licensed Marks or broadcast on the Service for Hallmark's approval, which may be withheld for any reason. Submissions shall be directed to the attention of Jan Murley, or such other person designated by Hallmark from time to time.

         6. Trademark Protection.

                  a. Hallmark will use its reasonable efforts to maintain existing registrations for the Licensed Marks for use by Odyssey pursuant to the terms and conditions herein contained.

                  b. Odyssey agrees to cooperate with Hallmark in obtaining and preserving for Hallmark trademark protection for the Licensed Marks and the name "Hallmark," to execute all documents which in Hallmark's judgment are necessary therefor. Odyssey agrees to recognize Hallmark's trademark rights in the Licensed Marks and to do nothing in derogation or dilution thereof, either during the term of this Agreement or at any time thereafter. Odyssey, for itself, its successors and assigns, does hereby absolutely grant, convey, and assign to Hallmark any and all legal and equitable right, title and interest, both tangible and intangible, which it has or may hereafter acquire in the Licensed Marks, including, but not limited to, any goodwill hereinafter generated or created by it or anyone acting or claiming under it.

                  c. Odyssey, upon prior written approval from Hallmark, shall have the right to enforce, at Odyssey's sole expense, its rights in the Licensed Marks granted hereunder against third parties that are or may be infringing the Licensed Marks so as to affect Odyssey's rights granted hereunder.

                  d. Except as expressly set forth herein, Hallmark shall have the right to take any action without regard to the effect of such action on the rights granted in Section 2 hereof.

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         7. Term. The term of this Agreement shall be one (1) year from the date hereof, provided that it is not terminated sooner in accordance with the terms and conditions set forth herein. No course of dealing, lack of notice of intent not to renew, implied consent or other doctrine of law or equity shall be deemed to give Odyssey the right to continued use of the Licensed Marks beyond the stated term of this Agreement, or to create any duty (fiduciary or otherwise) on Hallmark to permit any such use beyond the term of this Agreement.

         8. Default. It shall be a Default hereunder in the case of the happening and during the continuance of any of the following:

                  a. Odyssey distributes any program or picture in connection with the Service which in Hallmark's sole discretion fails to comply with the standards set forth in Section 4 hereof and Odyssey fails to remove and stop the distribution, exhibition and broadcast of such non-complying program or picture within 10 days of written notice from Hallmark;

                  b. A Default occurs pursuant to Section 8(a) hereof three or more times in any given 12 month period, regardless of whether Odyssey has removed or stopped within 10 days of written notice from Hallmark.

                  c. Odyssey uses the Licensed Marks other than in accordance with the terms of the grant herein or Odyssey fails to comply with any term or obligation of this Agreement (other than 8(a) above) and, if curable, fails to cure such unapproved use or breach within 10 days of the date of written notice from Hallmark specifying such breach.

                  d. An event occurs (other than that described in 8(a) above) which with the passage of time or the giving of notice, or both, would constitute an event of default under the Program Agreement and, if curable, Odyssey fails to cure such event within 10 days of written notice from Hallmark.

                  e. Odyssey fails to make any payment when due under any loan agreement with any financial institution and fails to make such payment within 5 days thereafter.

                  f. Auditors determine that Odyssey is no longer an ongoing concern.

         9. Termination.

                  a. This Agreement shall terminate immediately and automatically without notice in the event that

                           i. Odyssey attempts to assign, sublicense, pledge,
                  transfer or otherwise convey by operation of law or otherwise, all or any interest in, directly or indirectly ("Transfer") its rights hereunder;

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                           ii. Odyssey is adjudicated bankrupt, becomes
                  insolvent, makes any assignment for the benefit of its creditors, has its assets placed in the hands of a receiver, files a petition in bankruptcy, has filed against it a petition in bankruptcy which is not discharged within 60 days after its filing, or is dissolved or liquidated (in which case, Odyssey, its receivers, representatives, trustees, agents, or successors shall have no right to exploit or in any way utilize the Licensed Marks).

                  b. This Agreement shall terminate upon 90 days written notice in the event that Hallmark Cards no longer directly or indirectly has voting control of Odyssey.

                  c. This Agreement shall terminate immediately and automatically without further notice upon the occurrence of an event of Default pursuant to Section 8 hereof.

                  d. Upon the termination or expiration of this Agreement, or the Program Agreement, Odyssey agrees to immediately and permanently discontinue the use of the Licensed Marks, including any adaptations thereof.

                  e. Odyssey hereby acknowledges that its misuse of the Licensed Marks or failure to cease the use of the Licensed Marks upon the termination or expiration of such rights or this Agreement will result in damage to Hallmark and to its parent, Hallmark Cards for which there is no adequate remedy at law. Accordingly, in the event of such misuse or failure, Hallmark and Hallmark Cards shall be entitled to equitable relief by way of temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

         10. Additional Agreement. Odyssey hereby agrees that Hallmark and its affiliates shall not have any liability or obligation to Odyssey on account of the exercise of any of Hallmark's rights or remedies hereunder. Odyssey hereby waives and releases any right to commence or pursue any legal action (whether suit, counterclaim, cross claim or other action) against Hallmark or any of its affiliates challenging the termination by Hallmark of the trademark license granted herein based on a theory of breach of fiduciary obligation or conflicts of interest of Hallmark or any of its affiliates or similar theories or premised on the exercise of control or influence over management by Hallmark or its affiliates.

         11. Third Party Infringement. Odyssey shall promptly notify Hallmark of any apparent infringement of any rights granted by Hallmark to Odyssey hereunder. Hallmark shall have the exclusive right to institute legal action (at its own expense) against the infringer or to otherwise terminate such infringement. Odyssey shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to such an infringement without the prior written consent of Hallmark.

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Odyssey agrees to cooperate at its cost with Hallmark with respect to any suits or other action taken under this paragraph and that all recoveries for such infringements shall belong to Hallmark. Hallmark may name Odyssey as a party to any suit against third party infringers if Hallmark, in its sole opinion, determines that it is desirable to any infringement suit.

         12. Nonassignability. Odyssey agrees that without the prior written consent of Hallmark it may not Transfer the rights granted hereunder or permit any third party to utilize the Licensed Marks and any such Transfer shall be null and void ab initio upon such proposed Transfer.

         13. Applicable Law. The validity, construction and performance of this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri. In any dispute relating to this Agreement, the parties hereto submit themselves to the exclusive jurisdiction of the tribunals of the State of Missouri and the United States Courts within the State of Missouri, expressly waiving any venue to which they may be entitled by their present or future domiciles and any objection based on forum non conveniens.

         14. No Agency. Nothing in this Agreement shall be construed to make either party hereto the agent or representative of the other party and neither party shall so hold itself out nor shall either party be liable or be bound by any act or omission of the other party.

         15. Waiver. Failure of either party at any time to require the performance of any provision under this Agreement shall not affect the right of such party to require full performance thereafter and a waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

         16. Amendments. This Agreement expresses the entire understanding of the parties hereto and replaces any prior oral or written agreements concerning the subject matter hereof and Licensee acknowledges that it has not executed this Agreement in reliance upon any promise, agreement, representation or warranty not expressly set forth in this Agreement. No amendment modification, or supplementation hereof shall be effective or binding on either party hereto unless reduced to writing and executed by the duly authorized representatives of both parties hereto.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                                               HALLMARK LICENSING, INC.

                                               By /s/ JUDITH WHITTAKER
                                                  ---------------------------

                                               Title Vice President
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                                      ODYSSEY HOLDINGS, L.L.C.

                                      By  /s/ MARGARET A. LOESCH
                                          --------------------------------------

                                      Title  President & Chief Executive Officer
                                             -----------------------------------

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                       GUIDELINES FOR ODYSSEY PROGRAMMING

This section sets forth a summary of Broadcast Standards and Practices policies with which all entertainment programming produced for telecast on the Odyssey must conform. Programs must meet appropriate standards of taste and comply with all applicable governmental regulations.

                        A. PURPOSE OF ODYSSEY PROGRAMMING

The purpose of Odyssey's programming is to provide families with positive meaningful experiences through high quality entertainment that celebrates the human spirit and caring relationships. The programming should strive to reinforce positive social values, educate and inspire.

                               B. SPECIFIC ISSUES

1. DRUGS AND ALCOHOL

Drug and alcohol abuse are among society's most serious social problems. Odyssey has a duty to ensure that any depiction of drug or alcohol consumption is presented in an appropriate and responsible manner.

All portrayals of alcohol consumption and/or use of legal or illegal drugs should be restricted to situations necessary to plot and/or character delineation. The use of illegal drugs and/or the abuse of legal drugs or alcohol is destructive behavior and shall not be shown as desirable, beneficial or as an effective problem-solver.

Drug and alcohol use should not be glamorized and, when substance abuse is noted, attention should be directed to the adverse consequences of such abuse (e.g. the dangers of driving while intoxicated).

2. LANGUAGE

Language and dialogue must be judged generally acceptable to a mass audience and appropriate to a public medium. Coarse or vulgar language should be avoided. Blasphemy and obscenity are unacceptable.

3. SEXUAL MATERIAL

Sexual scenes must be sensitively handled and contribute to plot or characterization. Gratuitous or overly explicate sexual action is unacceptable and the depiction of physical coercion intended to satisfy prurient interests is to be avoided. The depiction of the act of sexual intercourse is prohibited.

Particular care must be taken in scenes where sex is coupled with violence. Rape must be portrayed as an act of violence, not a sexual act. In general, nudity is unacceptable. Partial nudity and degrees of undress shall not be used for prurient or exploitative purposes.

4. STEREOTYPES

Characters in Odyssey programs should reflect the wide diversity of our audience, keeping in mind the importance of dignity to every human being. Sensitivity is necessary in the presentation of material relating to age, sex, race, religion, sexual orientation, ethnicity or national derivation to avoid demeaning stereotypes.

Special precautions must be taken to avoid portrayals and terminology which ridicule or patronize those who are physically or mentally disabled.

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5. VIOLENCE

Explicit, excessive gratuitous violence is to be avoided. Programs are not to glamorize violence and/or promote violence as the solution to problems. Depictions of violence in any form must be essential to the development of theme, plot or characterization. The intensity and frequency of violent acts must be limited.

Exceptional care must be taken where children are victims of, or are threatened by acts of violence.

                               C. GENERAL ISSUES

ADVISORIES

There should be no programming for which circumstances (subject matter, treatment, and time period) require the use of special audience advisories in programs or program promotions.

ANIMALS

The use and handling of animals must conform to accepted standards of humane treatment.

CHARITIES

Solicitations within the body of an entertainment program for charities or other non-profit organizations are generally not permitted.

COMMERCIAL MENTIONS/SPONSOR REFERENCES

Extraneous commercial mentions or exposure of commercial names, products or trademarks included in program content are to be minimized and are subject to prior approval by identification of, or references to, a program's sponsor other than previously accepted commercial announcements, billboards, and program titles must be specifically approved in advance by the Hallmark Branding Committee.

CONTROVERSIAL TOPICS

Issues of social importance or controversy must be handled with care. A decision to present such subject matter in an entertainment program should include a determination that the particular program involved is appropriate for the presentation contemplated.

HYPNOSIS

Actual hypnosis techniques may not be demonstrated in detail.

INSTRUCTIONAL CRIMINAL BEHAVIOR

Scenes containing complete and accurate instructions in the use of illegal drugs, harmful devices or weapons, or describing imitable techniques for other illegal activities or evasion of apprehension are not permitted.

MISLEADING DRAMATIZATIONS, SIMULATIONS AND RECREATIONS

Odyssey programs may not be deceptive to the viewing public in any material respect. In cases where the audience might be misled, appropriate disclaimers are to be used. Programming purporting to present non-fictional material in a non-fictional manner must be accurate with respect to material facts or statements.

The use of techniques or language such as "we interrupt this program" which may cause viewers to believe an actual news report is being presented is not permitted.

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PROFESSIONAL PROCEDURES

Dramatization or actual presentation of professional advice and procedures must be accurate and comply with recognized professional practices.

PROMOTIONAL ELEMENTS

Promotional elements such as "teasers" and "trailers," including "promos," must properly reflect the actual nature and content of the program. Certain material acceptable in the context of the program may not be appropriate for inclusion in promotional elements.

PSEUDO-SCIENCES

Program material should not promote belief in the efficacy of occultism, astrology, mind-reading or other pseudo-sciences.

SUBLIMINAL MESSAGES

Audio and video content which is inserted within the body of a program which attempts to convey information below the level of normal viewer awareness is prohibited.

                          D. SPECIALIZED PROGRAM TYPES

1. PROGRAMS INTENDED TO BE VIEWED PRIMARILY BY CHILDREN

Odyssey must be sensitive to the special needs of young people. Odyssey should present educational and pro-social materials and require that producers avoid program content that would have an adverse effect on a child's behavior or development. Acknowledging the audiences' expectation that children's programs will provide young viewers with a positive entertainment experience, producers of children's programs should not only observe the general standards guidelines contained herein, but should be particularly careful with respect to the following:

         a. Characters should not be placed in situations that would provoke excessive or prolonged anxiety in children. Catastrophe and jeopardy should not be extreme as to frighten younger viewers. References to death and/or suicide should be handled with extreme caution.

         b. Characters should reflect the ethnic and racial diversity of Odyssey's audience. It is encouraged that women, minorities, disabled persons and distinctive characters with whom viewers would personally identify (e.g. kids who wear glasses) should be included, but, derogatory stereotypes should be avoided.

         c. Violence should not be depicted as glamorous or shown as an acceptable solution to problems. The negative consequences of violence should be stressed. To mitigate violence, action sequences should emphasize unrealistic settings, fantasy weapons, and superhuman feats.

         d. Dangerous behavior which could prompt a child to place himself or others in jeopardy should not be shown. Special care should be taken with respect to depicting fire-making techniques or use of electrical devices, especially when such materials are readily available in the viewer's home. Depicting household items as weapons must also be avoided.

         e. Characters should not engage in unlawful, anti-social or self-destructive behavior without suffering negative consequences for their actions. Whenever possible, protagonists should be shown following generally accepted rules of safety (e.g. wearing seatbelts).

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         f. Romantic storylines which include acts of affection are generally considered appropriate but should be handled with discretion. Language and storylines that are sexual in nature should be avoided.

         g. Commercial products and references may only be included in programs with Odyssey's approval and must serve a valid entertainment purpose.

         h. Children's programs are generally required to have Separator Devices before and after commercial messages.

2. FACT-BASED PROGRAMS

There shall be no broadcast of any deceptive or misleading programs or program material. Fact-based dramas and presentation must be reviewed for accuracy and producers must provide substantiation when deemed necessary.

3. THEATRICAL FILMS

Theatrical or other programs originally produced for another medium must be reviewed before broadcast and shall comply with all Odyssey Broadcast Standards and Practices.

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